INTERNATIONAL SHIPHOLDING CORPORATION PROVIDES UPDATE ON IMPLEMENTATION OF STRATEGIC PLAN

MOBILE, AL – June 8, 2016 - International Shipholding Corporation (OTCQX: ISHC) today announced that on June 8, 2016 the lenders under its Credit Facility agreed to forebear from exercising any rights or remedies before July 1, 2016 with respect to various specified defaults under the credit facility.  This forbearance will automatically terminate before July 1, 2016 if various events occur, including, among several others, the initiation of steps by other lenders to enforce their rights or accelerate any indebtedness under the Company’s other debt instruments.  The Company’s four other lenders have either furnished, or indicated a willingness to furnish, contingent agreements under which they would forebear from exercising certain rights or defer certain payments through July 1, 2016, subject in the case of one lender to its receipt by June 10, 2016 of confirmation that all lenders have implemented similar payment deferrals.  While the Company’s three lessors have declined to furnish any similar payment relief, and thereby have retained all of their rights to declare the Company in default and accelerate the Company’s obligations to them under the Company’s operating leases, as of the date of this release, none of the lessors have declared a default and/or accelerated the Company’s obligations to them.  If any of the lessors exercises these rights, the above-cited deferral or forbearance arrangements would automatically terminate.

The Company continues to work with its financial advisor, Blackhill Partners, LLC, which is assisting the Company in evaluating its various alternatives.

The Company can provide no assurance as to the outcome or timing of its current endeavors, and plans to make future announcements if and when it determines that further updates are necessary or appropriate.

Contact:

James T. Higginbotham

(251) 243-9114

Higgjt@intship.com

Sheila Dean

(251) 243-9230

deansa@intship.com

International Shipholding Corporation

Niels M. Johnsen, Chairman (212) 943-4141

Erik L. Johnsen, President (251) 243-9221

Manny Estrada, V. P. and CFO (504) 249-6082